Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
PRICELINE.COM INCORPORATED

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

Priceline.com Incorporated (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

FIRST: The seventh paragraph of Article Fifth of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“(7)
Unless otherwise required by law, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called by either (i) the Chairman of the Board of Directors of the Corporation, if there be one, (ii) the Vice Chairman of the Board of Directors of the Corporation, if there be one, (iii) the Chief Executive Officer of the Corporation, (iv) the Board of Directors of the Corporation, or (v) the written request of the holders of not less than twenty-five percent (25%) of the outstanding shares of the Corporation’s common stock, filed with the Secretary of the Corporation and otherwise made in accordance with the By-Laws of the Corporation.”

SECOND: The amendment to the Amended and Restated Certificate of Incorporation effected hereby has been proposed by the Board of Directors of the Corporation and adopted by the requisite vote of the stockholders of the Corporation in the manner prescribed by Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed in its name on this 3rd day of June, 2009.

PRICELINE.COM INCORPORATED

By:	/s/ Brian J. MacDonald
Name:	Brian J. MacDonald
Title:	Assistant Corporate Secretary